Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Post-Effective Amendment No. 2 on Form S-3 to the Registration Statement on Form S-1 (No. 333-145759) of HUGHES Telematics, Inc. (formerly Polaris Acquisition Corporation) of our report dated March 16, 2009, except for the effects of the recapitalization described in Note 1, as to which the date is July 24, 2009, relating to the financial statements of HUGHES Telematics, Inc., which appears in this Current Report on Form 8-K of Hughes Telematics, Inc. dated July 24, 2009.

/s/ PricewaterhouseCoopers LLP

Atlanta, GA

July 24, 2009